Dated January 10, 2007
Filed Pursuant to Rule 433
Registration No. 333-132201

Toyota Motor Credit Corporation
US Dollar 30 Years, Callable After 1 Year
Final Terms as of January 10, 2007

Structure:  30NC1 Zero Coupon

Pricing Date:  January 10, 2007

Interest Accrual Date:  January 18, 2007

Settlement Date:  January 18, 2007

Maturity Date:  January 20, 2037

Ratings:  Aaa / AAA

CUSIP:  89233PA97

Form of Note:  MTN

Principal Amount: $200,000,000.00 (may be increased prior to Settlement Date)

Reoffer Yield:  6.73%

All-In Price to Issuer:  13.72247342628%

Net Proceeds:  $27,444,946.85 (may be increased prior to Settlement Date)

Fixed Compounding Dates:  January 18 and July 18
No adjustment for period end dates on a Following Business Day Convention; Long last period

Fixed Rate: 0.00% Coupon, 6.73% Accretion Yield, Semi-Annually, 30/360, compounded and paid at the earlier of the Call Date or Maturity

Day Count:  30/360

Business Day Convention:  New York

Call Provisions: Callable in whole at the Accreted Value starting January 18, 2008 and at each semi-annual payment date thereafter, with 10 calendar days notice

Denominations:  Minimum of $1,000 and $1,000 thereafter

MTN Agent:  Merrill Lynch

Accretion Schedule:

Price:  13.72247342628%

Face Amount:  $200,000,000.00

Accretion Yield:  6.73%

Date		Days		Base		Accreted Notional

1/18/2007					13.72247342628%

7/18/2007	180		360		14.18423465707%

1/18/2008	180		360		14.66153415328%

7/18/2008	180		360		15.15489477754%

1/18/2009	180		360		15.66485698681%

7/18/2009	180		360		16.19197942441%

1/18/2010	180		360		16.73683953204%

7/18/2010	180		360		17.30003418230%

1/18/2011	180		360		17.88218033253%

7/18/2011	180		360		18.48391570072%

1/18/2012	180		360		19.10589946405%

7/18/2012	180		360		19.74881298102%

1/18/2013	180		360		20.41336053783%

7/18/2013	180		360		21.10027011993%

1/18/2014	180		360		21.81029420946%

7/18/2014	180		360		22.54421060961%

1/18/2015	180		360		23.30282329662%

7/18/2015	180		360		24.08696330055%

1/18/2016	180		360		24.89748961562%

7/18/2016	180		360		25.73529014118%

1/18/2017	180		360		26.60128265443%

7/18/2017	180		360		27.49641581576%

1/18/2018	180		360		28.42167020796%

7/18/2018	180		360		29.37805941045%

1/18/2019	180		360		30.36663110962%

7/18/2019	180		360		31.38846824645%

1/18/2020	180		360		32.44469020295%

7/18/2020	180		360		33.53645402828%

1/18/2021	180		360		34.66495570633%

7/18/2021	180		360		35.83143146585%

1/18/2022	180		360		37.03715913467%

7/18/2022	180		360		38.28345953955%

1/18/2023	180		360		39.57169795306%

7/18/2023	180		360		40.90328558918%

1/18/2024	180		360		42.27968114926%

7/18/2024	180		360		43.70239241993%

1/18/2025	180		360		45.17297792486%

7/18/2025	180		360		46.69304863203%

1/18/2026	180		360		48.26426971850%

7/18/2026	180		360		49.88836239453%

1/18/2027	180		360		51.56710578910%

7/18/2027	180		360		53.30233889891%

1/18/2028	180		360		55.09596260285%

7/18/2028	180		360		56.94994174444%

1/18/2029	180		360		58.86630728414%

7/18/2029	180		360		60.84715852425%

1/18/2030	180		360		62.89466540859%

7/18/2030	180		360		65.01107089959%

1/18/2031	180		360		67.19869343536%

7/18/2031	180		360		69.45992946946%

1/18/2032	180		360		71.79725609611%

7/18/2032	180		360		74.21323376374%

1/18/2033	180		360		76.71050907989%

7/18/2033	180		360		79.29181771043%

1/18/2034	180		360		81.95998737639%

7/18/2034	180		360		84.71794095160%

1/18/2035	180		360		87.56869966463%

7/18/2035	180		360		90.51538640834%

1/18/2036	180		360		93.56122916098%

7/18/2036	180		360		96.70956452225%

1/20/2037	182		360		100.0000000000%


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408

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